Exhibit 23
                                                                 ----------







                          Independent Auditors' Consent




     The Board of Directors
     Furniture Brands International, Inc.:


          We consent to incorporation by reference in registration statement (No. 33-65714) on Form S-8 of Furniture Brands International, Inc. of our report dated January 28, 1997, relating to the consolidated balance sheets of Furniture Brands International, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholder's equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Furniture Brands International, Inc.




     St. Louis, Missouri
     March 25, 1997